Exhibit 99.01

Golfsmith Announces Third Quarter 2010 Results

AUSTIN, October 27, 2010 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced financial results for the third quarter fiscal 2010 ended October 2, 2010.

Third Quarter Highlights:

•

Net revenues increased 3% to $93.3 million as compared to net revenues of $90.6 million for the third quarter of fiscal 2009. The net revenue increase was driven by sales from new store openings and a 5.8 percent increase in net revenues from its direct-to-consumer channel, partially offset by a 1.7 percent decrease in comparable store sales.

•

Operating loss totaled $1.1 million compared to operating income of $1.4 million for the same period last year. Third quarter 2010 operating loss included $1.6 million in charges related to store closings and lease termination costs. Third quarter 2009 operating income included a $0.4 million charge related to litigation settlement costs.

•

Net loss totaled $1.1 million, or $0.07 per share, as compared to net income of $1.1 million or $0.07 per diluted share for the same period last year. Excluding the store closing charges, net income for the third quarter of fiscal 2010 would have been $0.5 million or $0.03 per diluted share. Excluding the litigation settlement charge, net income for the third quarter of fiscal 2009 would have been $1.5 million or $0.09 per diluted share.

•

As of October 2, 2010, the Company had $42.6 million of outstanding borrowings under its credit facility and borrowing availability of $18.4 million. This compares to $33.7 million of outstanding borrowings under its credit facility, and $22.5 million of borrowing availability at October 3, 2009.

•	Average store inventory remained flat at October 2, 2010 as compared to October 3, 2009.

Martin Hanaka, chairman and chief executive officer of Golfsmith, commented, “Despite lower than expected comparable store sales performance, we continue to see solid evidence from industry data sources of market share gains as we execute on our strategic plan. Our initiatives have led to a sequential increase in conversion rates, improvement in our direct-to consumer business, and a stronger overall store base due to recent store closures. As we continue to operate in an inconsistent retail environment, we will remain diligent in maintaining disciplined inventory management and expense controls, while at the same time making strategic investments to drive sales. Looking ahead, I am confident that we are well positioned for future growth when the macro-economic environment improves.”

Year-to-Date Results

•

Net revenues were $279.0 million for the nine-month period ended October 2, 2010 as compared to net revenues of $274.2 million for the same period last year. The 1.7% increase was driven by sales from new store openings, partially offset by a 1.0 percent decrease in comparable store sales and a 2.2 percent decrease in net revenues from its direct-to-consumer channel.

•

Operating income totaled $0.9 million as compared to operating income of $4.3 million for the first nine months of last year. Operating income for the nine-month period ended October 2, 2010 included the $1.6 million in store closing costs as discussed above. Operating income for the first nine months of fiscal 2009 included the $0.4 million litigation settlement charge recorded in the third quarter, stated above, and a $0.5 million charge related to severance associated with organizational changes reported in last year’s first quarter.

•

Net income totaled $0.2 million, or $0.01 per diluted share compared to net income of $2.8 million, or $0.17 per diluted share for the nine-month period ended October 3, 2009. Excluding the above-mentioned charges, net income would have been $0.11 per diluted share for the first nine months of fiscal 2010 as compared to $0.22 per diluted share for the same period last year.

Conference Call Information:

The company will host a conference call today, October 27th at 9:00 a.m. (eastern time) to discuss the third quarter fiscal 2010 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for one month following the call by dialing 877-870-5176 (U.S.) or 858-384-5517 (international) and entering passcode 4968989.

About Golfsmith

Golfsmith International Holdings, Inc. (NASDAQ: GOLF), has been in business for over 40 years and is a specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in more than 70 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict. The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Investor Relations inquiries:

ICR, Inc.

Joseph Teklits/Jean Fontana

203-682-8200

www.icrinc.com

Golfsmith International Holdings, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Net revenues	$93,272,151	$90,586,270	$278,966,906	$274,176,044
Cost of products sold	61,187,785	59,534,966	182,790,788	180,166,834

Gross profit	32,084,366	31,051,304	96,176,118	94,009,210

Selling, general and administrative	31,529,010	29,490,794	93,163,244	89,481,609
Store pre-opening/closing expenses	262,198	144,400	719,864	255,011
Lease termination and impairment charges	1,349,970	—	1,349,970	—

Total operating expenses	33,141,178	29,635,194	95,233,078	89,736,620

Operating income (loss)	(1,056,812)	1,416,110	943,040	4,272,590

Interest expense	356,806	268,340	806,111	1,060,203
Other income, net	40,310	3,828	64,856	50,191

Income (loss) before income taxes	(1,373,308)	1,151,598	201,785	3,262,578

Income tax benefit (expense)	229,430	(51,967)	20,886	(507,556)

Net income (loss)	$(1,143,878)	$1,099,631	$222,671	$2,755,022

Net income (loss) per common share:
Basic	$(0.07)	$0.07	$0.01	$0.17
Diluted	$(0.07)	$0.07	$0.01	$0.17

Weighted average number of common shares outstanding:
Basic	16,254,860	16,092,183	16,178,853	16,062,073
Diluted	16,254,860	16,224,824	16,889,560	16,077,286

Golfsmith International Holdings, Inc.

Condensed Consolidated Balance Sheets

	October 2, 2010	October 3, 2009
	(unaudited)
ASSETS
Current assets:
Cash	$767,632	$3,703,161
Receivables, net of allowances	1,998,339	1,606,503
Inventories	80,734,274	79,062,653
Prepaid expenses and other current assets	5,914,758	4,328,150

Total current assets	89,415,003	88,700,467

Property and equipment, net	58,126,118	56,661,763
Intangible assets, net	25,652,606	25,985,630
Other long-term assets	1,735,941	1,159,859

Total assets	$174,929,668	$172,507,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,966,447	$35,917,806
Accrued expenses and other current liabilities	14,934,597	14,233,461

Total current liabilities	48,901,044	50,151,267

Deferred rent liabilities	14,625,706	15,029,961
Long-term debt	42,636,399	33,680,721

Total liabilities	106,163,149	98,861,949

Total stockholders’ equity	68,766,519	73,645,770

Total liabilities and stockholders’ equity	$174,929,668	$172,507,719